UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                                  Genesco Inc.
                                (Name of Issuer)

                      Common Stock, par value $1 per share
                         (Title of Class of Securities)

                                    371532102
                                 (CUSIP Number)

                                December 31, 2008
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)




----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 10 Pages

CUSIP No. 371532102                   13G                   Page 2 of 10 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Highbridge International LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)
                                                                   (a) [X]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $15,800,000 aggregate principal amount of 4.125%
                    Convertible Subordinated Debentures due June 24, 2023, convertible into 787,569 shares of Common Stock

OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    $15,800,000 aggregate principal amount of 4.125%
                    Convertible Subordinated Debentures due June 24, 2003, convertible into 787,569 shares of Common Stock

--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             $15,800,000 aggregate principal amount of 4.125% Convertible Subordinated Debentures due June 24, 2023, convertible into
             787,569 shares of Common Stock
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                       [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             3.93%

--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (see instructions)
             OO

--------------------------------------------------------------------------------

CUSIP No. 371532102                   13G                   Page 3 of 10 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            STAR L.P. (a statistical arbitrage strategy)
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)
                                                                   (a) [X]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY

--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,912 shares of Common Stock

OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,912 shares of Common Stock

--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             3,912 shares of Common Stock
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                       [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             0.02%

--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (see instructions)
             PN

--------------------------------------------------------------------------------

CUSIP No. 371532102                   13G                   Page 4 of 10 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Highbridge Statistical Opportunities Master Fund, L.P.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)
                                                                   (a) [X]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,421 shares of Common Stock

OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,421 shares of Common Stock

--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             3,421 shares of Common Stock
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                       [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             0.02%

--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (see instructions)
             PN

--------------------------------------------------------------------------------

CUSIP No. 371532102                   13G                   Page 5 of 10 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Highbridge Capital Management, LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)
                                                                   (a) [X]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $15,800,000 aggregate principal amount of 4.125%
                    Convertible Subordinated Debentures due June 24, 2023, convertible into 787,569 shares of Common Stock

                    7,333 shares of Common Stock

OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    $15,800,000 aggregate principal amount of 4.125%
                    Convertible Subordinated Debentures due June 24, 2003, convertible into 787,569 shares of Common Stock

                    7,333 shares of Common Stock
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             $15,800,000 aggregate principal amount of 4.125% Convertible Subordinated Debentures due June 24, 2023, convertible into
             787,569 shares of Common Stock

             7,333 shares of Common Stock
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                       [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             3.97%

--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (see instructions)
             OO

--------------------------------------------------------------------------------

CUSIP No. 371532102                   13G                   Page 6 of 10 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Glenn Dubin
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)
                                                                   (a) [X]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $15,800,000 aggregate principal amount of 4.125%
                    Convertible Subordinated Debentures due June 24, 2023, convertible into 787,569 shares of Common Stock

                    7,333 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    $15,800,000 aggregate principal amount of 4.125%
                    Convertible Subordinated Debentures due June 24, 2003, convertible into 787,569 shares of Common Stock

                    7,333 shares of Common Stock
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             $15,800,000 aggregate principal amount of 4.125% Convertible Subordinated Debentures due June 24, 2023, convertible into
             787,569 shares of Common Stock

             7,333 shares of Common Stock
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                       [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             3.97%

--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (see instructions)
             IN

--------------------------------------------------------------------------------

CUSIP No. 371532102                   13G                   Page 7 of 10 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Henry Swieca
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)
                                                                   (a) [X]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $15,800,000 aggregate principal amount of 4.125%
                    Convertible Subordinated Debentures due June 24, 2023, convertible into 787,569 shares of Common Stock

                    7,333 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    $15,800,000 aggregate principal amount of 4.125%
                    Convertible Subordinated Debentures due June 24, 2003, convertible into 787,569 shares of Common Stock

                    7,333 shares of Common Stock
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             $15,800,000 aggregate principal amount of 4.125% Convertible Subordinated Debentures due June 24, 2023, convertible into
             787,569 shares of Common Stock

             7,333 shares of Common Stock
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                       [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             3.97%

--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (see instructions)
             IN

--------------------------------------------------------------------------------

CUSIP No. 371532102                   13G                   Page 8 of 10 Pages

This Amendment No. 1 (this "Amendment") amends the statement on Schedule 13G filed on June 17, 2008 (the "Original Schedule 13G" and the Original Schedule 13G as amended, the "Schedule 13G") with respect to shares of common stock, par value $1 per share (the "Common Stock") of Genesco Inc., a Tennesee corporation (the "Company"). Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the Schedule 13G. This Amendment amends and restates Items 4 and 5 in their entirety as set forth below.

Item 4.   Ownership

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a)     Amount beneficially owned:

      As of the date of this filing, (i) Highbridge International LLC beneficially owns $15,800,000 aggregate principal amount of 4.125% Convertible Subordinated Debentures due June 24, 2023 (the "Notes"), convertible into 787,569 shares of Common Stock (not counting any accrued and unpaid interest on the Notes), (ii) STAR, L.P. (a statistical arbitrage strategy) beneficially owns 3,912 shares of Common Stock, (iii) Highbridge Statistical Opportunities Master Fund, L.P. beneficially owns 3,421 shares of Common Stock and (iv) each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca may be deemed the beneficial owner of the $15,800,000 aggregate principal amount of the Notes, convertible into 787,569 shares of Common Stock (not counting any accrued and unpaid interest on the Notes) beneficially owned by Highbridge International LLC and the 7,333 shares of Common Stock beneficially owned by STAR, L.P. (a statistical arbitrage strategy) and Highbridge Statistical Opportunities Master Fund, L.P.

      Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC, STAR, L.P. (a statistical arbitrage strategy) and Highbridge Statistical Opportunities Master Fund, L.P. Glenn Dubin is the Chief Executive Officer of Highbridge Capital Management, LLC. Henry Swieca is the Chief Investment Officer of Highbridge Capital Management, LLC. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person. In addition, each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of shares of Common Stock held by Highbridge International LLC, STAR, L.P. (a statistical arbitrage strategy) and Highbridge Statistical Opportunities Master Fund, L.P.

        (b)     Percent of class:

      The Company's quarterly report for the quarterly period ended November 1, 2008 filed on Form 10-Q on December 9, 2008, indicates that as of November 1, 2008, there were 19,245,943 shares of Common Stock outstanding. Therefore, based on the Company's outstanding shares of Common Stock and assuming the conversion of the Notes, (i) Highbridge International LLC may be deemed to beneficially own 3.93% of the outstanding shares of Common Stock of the Company, (ii) STAR, L.P. (a statistical arbitrage strategy) may be deemed to beneficially own 0.02% of the outstanding shares of Common Stock of the Company, (iii) Highbridge Statistical Opportunities Master Fund, L.P. may be deemed to beneficially own 0.02% of the outstanding shares of Common Stock of the Company, and (iv) each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca may be deemed to beneficially own 3.97% of the outstanding shares of

CUSIP No. 371532102                   13G                   Page 9 of 10 Pages

Common Stock of the Company. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person.

        (c)     Number of shares as to which such person has:

                (i)    Sole power to vote or to direct the vote

                       0

                (ii)   Shared power to vote or to direct the vote

                       See Item 4(a)

                (iii)  Sole power to dispose or to direct the disposition of

                       0

                (iv)   Shared power to dispose or to direct the disposition of

                       See Item 4(a)


Item 5.  Ownership of Five Percent or Less of a Class

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

CUSIP No. 371532102                   13G                   Page 10 of 10 Pages

                                   SIGNATURES

      After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: February 9, 2009

HIGHBRIDGE CAPITAL MANAGEMENT, LLC        HIGHBRIDGE INTERNATIONAL LLC

                                          By: Highbridge Capital Management, LLC
                                              its Trading Manager

By: /s/ John Oliva
------------------------------
Name: John Oliva                          By: /s/ John Oliva
Title: Managing Director                  ------------------------------
                                          Name: John Oliva
                                          Title: Managing Director

STAR, L.P. (a statistical arbitrage       HIGHBRIDGE STATISTICAL OPPORTUNITIES
strategy)                                 MASTER FUND, L.P.

By: Highbridge Capital Management, LLC    By: Highbridge Capital Management, LLC
    its Trading Manager                       its Trading Manager


By: /s/ John Oliva                        By: /s/ John Oliva
------------------------------            ------------------------------
Name: John Oliva                          Name: John Oliva
Title: Managing Director                  Title: Managing Director



/s/ Henry Swieca                          /s/ Glenn Dubin
------------------------------            ------------------------------
HENRY SWIECA                              GLENN DUBIN